Exhibit 99.1

NEWS RELEASE

Aug. 31, 2006	Contact:	Mary Beth Heying, 314-515-3260
John Boul, 314-515-3265
For Immediate Release

Edward Jones Agrees to Tentative Settlement

of Revenue Sharing Class-Action Suits

ST. LOUIS – Aug. 31, 2006 – Financial-services firm Edward Jones has signed a tentative agreement to settle nine class action suits in connection with the firm's mutual fund revenue sharing practices.  The settlement, which specifies $55 million cash and $72.5 million non-cash components, must be approved by the United States District Court for the Eastern District of Missouri before taking effect.  The class action settlement agreement includes purchasers and holders of any preferred fund family from Jan. 1, 1999, through Dec. 31, 2004.

The suits were filed more than two-and-a-half years ago in connection with the firm's revenue sharing arrangements and sales practices.  The plaintiffs alleged that Edward Jones failed to adequately disclose details of the agreements, a claim the firm disputed.

"We believe the 2004 settlement agreement with regulators addressed all the relevant concerns regarding this issue," said James D. Weddle, managing partner of Edward Jones.  "However, because we do not believe our clients, our associates or our firm would benefit from a prolonged legal battle we've decided to settle the class action suits."

The issues that prompted the class-action lawsuits are the same ones that led the firm in 2004 to sign an agreement with the U.S. Attorney for the Eastern District of Missouri, the Securities and Exchange Commission (SEC), the New York Stock Exchange Group, Inc., and the National Association of Securities Dealers, Inc. (NASD).

The class action settlement agreement calls for $72.5 million to be allocated over a three-year period to current Edward Jones clients in the form of vouchers. Another $55 million cash payment will cover the plaintiffs' legal fees and compensation for former Edward Jones clients.

The distribution plan details will be part of the final agreement, expected to be presented to the court in September.

Edward Jones provides financial services for individual investors in the United States, Canada and the United Kingdom. Every aspect of the company’s business, from the types of investment options offered to the location of branch offices, is designed to cater to individual investors in the communities in which they live and work. The firm’s 9,000-plus investment representatives work directly with more than 7 million clients to understand their personal goals – from college savings to retirement – and create long-term strategies for their investments that emphasize portfolio diversification and a buy-and-hold strategy. Edward Jones embraces the importance of building long-term, face-to-face relationships with clients, helping them to understand and make sense of the investment options available today.

Edward Jones is headquartered in St. Louis, Mo. The Edward Jones interactive Web site is located at www.edwardjones.com.

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